Exhibit 10.8

EMPLOYMENT CONTRACT

PARTIES

The undersigned:

Xsens Holding B.V., with its registered place of business 7521 PR, Pantheon 6a + 8a, in Enschede, hereinafter “the Company”;

and

Boele de Bie,	hereinafter “the Director”;

The Company and the Director together hereinafter also referred to as “Parties” and each of them a “Party”,

WHEREAS:

A.

The Director has officially been appointed as Managing Director (Statutair Bestuurder) of the Company as of 18 January 2018 by Shareholders resolution in accordance with the Articles of Association of the Company, which appointment has been accepted by the Director;

B.	As of 18 January 2018 the Director has entered the employ of the Company as General Manager; and

C.	The Company and the Director hereby wish to regulate the conditions of the employment contract (the “Employment Contract”) as follows.

HAVE AGREED AS FOLLOWS:

1.	Position and tasks

1.1

The Director shall enter the Company’s service on 18 January 2018 in the position of General Manager for a 40-hour working week. The Director shall perform, to the best of his abilities, all the duties in connection with the business of the Company which may reasonable be assigned to him by or on behalf of the Company and shall act in accordance with the instructions issued by or on behalf of the: Company.

1.2

The Company shall be entitled to appoint: the Director to a different position or to instruct the Director to perform other tasks, provided that this position or these tasks can be regarded as suitable for the Director in view of his education, experience and performance. As from the date of his appointment to a different position, the Director shall receive the salary and emoluments associated with that position.

1.3

In addition, the Director undertakes to discharge all the duties assigned by virtue of law and the Company’s Articles of Association and Management Board Rules (“directiereglement”) with due observance of the rules, regulations and procedures laid down in the law and the Articles of Association and with due observance of the general rules, regulations and instructions that the Company’s (General) Meeting of Shareholders may adopt from time to time.

1.4

The Director will notify the Company of any liability claim relating to the Director’s position as Director under the Articles of Association promptly after fast becoming aware of such a claim. The Company has taken out (directors’ and officers’) liability insurance for that purpose and will ensure that the relevant insurance premiums are paid within the specified time.

1.5

The Director shall carry out his tasks at                 , in Enschede. The Company shall be entitled to transfer the Director to another work location in the Netherlands if the interests of the company make this necessary or desirable in the Company’s opinion.

2.	Term of commencement and end

2.1	This Employment Contract shall be for an indefinite period of time.

2.2

This Employment Contract shall in any event end, without notice being required, on the day on which the Director reaches the age at which he is entitled to benefits under the Dutch Old Age Pension Act (AOW).

3.	Notice of termination and non-active status

3.1	Either of the parties may terminate the Employment Contract with due observance of the statutory notice period and the legal regulations.

3.2	This Employment Contract may be terminated in writing only against the final day of a calendar month.

3.3

Should circumstances arise of such a serious nature that the Company can no longer be expected to allow the Director to perform his tasks, the Company shall be entitled to place the Director on non-active status.

4.	Salary and holiday allowance

4.1

Upon conclusion of this Employment Contract, the Director’s salary shall amount to 135,000 euro gross per annum based on a full 40-hour work week, to be paid no later than on the final day of every month.

4.2

The Director shall receive a holiday allowance, to be paid out with his salary for the month of May, equal to 8% of the annual gross salary, as defined in Article 4.1 above, which he received during the preceding 12 months.

4.3	The Director’s salary shall cover occasional overtime work.

5.	Salary during incapacity

5.1

Should the Director become unfit to perform his work within the meaning of Article 7:629(1) of the Dutch Civil Code, he shall retain the right to receive 100% of the salary specified in Article 4.1 above for a period of no more than 52 weeks.

5.2	The Director’s wages shall be decreased by the benefits and/or the amount of income received in accordance with Article 7: 629(5) of the Dutch Civil Code.

5.3	The Director shall not retain the right referred to in Article 5.1 above in the case that one of the circumstances specified in Article 7: 629(3 or 4) of the Dutch Civil Code occur.

5.4

If any periods during which the Director is unable to work due to illness succeed one another at intervals of less than four weeks, they :shall be added together when applying the provisions set out in Article 5.1 above.

5.5

In the event of illness, the Director shall be obliged to comply strictly with the Company’s rules, which are stated in the document “Employee handbook Xsens Technologies B.V.”, regarding illness related absenteeism and allow himself to be examined by a physician appointed by or on behalf of the Company as often as the Company deems necessary. For the sake of completeness, the document “Employee handbook Xsens Technologies B.V.” is attached to this Employment Contract as Appendix B and forms an integral part of the Employment Contract.

6.	Holiday leave

6.1

The Director shall be entitled to 28 days of holiday leave per calendar year, based on a full 40-hour work week. If the Director works part time, the number of holidays shall be calculated pro rata parte. The Director shall not take more than three consecutive weeks of holiday leave per calendar year.

6.2	Each year prior to the start of a calendar year, the Company shall be entitled to designate 5 days of holiday leave as compulsory days off.

7.	Pension

7.1	The Director shall be subject to a pension scheme in accordance with the provisions of an additional agreement (pension agreement) to be concluded (between the Company and the Director).

8.	Expenses

8.1

Any expenses incurred by the Director in the performance of his duties shall be reimbursed after the necessary documents have been submitted and only if and insofar as the Company deems such expenses reasonable.

8.2

Expenses up to 1.000 euro per month all-in for a small apartment/pied-a-terre will be reimbursed to Employee. Until a suitable location is found, a maximum of four (4) nights a week in a three (3) star hotel within 25 km from the Company will be reimbursed via expense declarations.

8.3

Any expenses associated with a training programme or course which the Company considers necessary for the Director to enroll in shall be paid by the Company, provided that the Director passes the examination concluding the programme or course. Upon termination of the Employment Contract by the Director, he/she shall be obliged to refund 50% of any such expenses paid for by the Company in the final year of his employment. The Company shall be entitled to deduct these expenses from the Director’s salary.

8.4	Any assessment or additional assessment levied by the Wage or Income Tax Inspectorate in relation to the Director’s expense allowances shall be paid by the Director.

9.	Confidentiality

9.1

Both during the term of employment and after the employment relationship has ended, for whatever reason, the Director shall refrain from disclosing, in any way whatsoever and to any other party (including the Company’s other employees, unless they are to be informed in connection with their work for the Company), any information of a confidential nature regarding the Company’s business which has come to the Director’s attention while working for the Company and whose confidential nature is clear or should be clear to him. This obligation shall apply to, but not be limited to, any technical, financial and business information, the names of clients or potential clients and partners, proposed transactions, computer software, computer systems and databases. In this context, “Company” shall be understood to include companies affiliated with the Company.

10.	Documents

10.1

The Director shall not be permitted to have or retain any documents, correspondence, data carriers and/or data systems (and/or copies/back-ups of the same) which have been given to him in connection with his work, or with which he has had dealings, among his private possessions, nor shall he copy, compile, assemble or process any such documents etc. in any way whatsoever. The Director shall also not disassemble, replicate, decompile or attempt in any way to find out the source code of the software contained in such products or systems, unless be is required to do so in the performance of his duties.

The Director shall return any such documents, correspondence and/or data carriers (and/or copies/back-ups of the same) to the Company without delay at the end of his employment relationship or if he is placed on non-active status for whatever reason.

11.	Prohibition on additional work

11.1

The Director shall refrain from accepting other paid or unpaid work by 1 July 2018, in addition to the duties he performs under this Employment Contract without first obtaining the Company’s written consent.

12.	Non-competition clause

12.1

Both during the Director’s term of employment and for a period of two years after the Employment Contract has ended, the Director shall not, either directly or indirectly, for himself or for others, become involved in or work for:

a)

any business that operates (fully or partly) in a field which is the same as or similar to the Company’s or which competes in any other manner with the Company’s operations, (for instance - but certainly not limited to - Microstrain, Intersense, SBG, Vicon, Noitom, Biosyn and Animazoo); neither shall the Director act as an intermediary for such a business in any form whatsoever, either directly or indirectly;

b)	any client or potential client of the Company; neither shall the Director act as an intermediary for such a (potential) client, in any form whatsoever, either directly or indirectly;

12.2

For the purposes of the provisions set out in Article 12.1, a client shall be regarded as any third party to whom the Company has sent an invoice within the last two years prior to the end of the employment relationship, therefore the end of this Employment Contract, and a potential client shall be regarded as any third party to whom the Company has sent a price quotation or with whom the Company has discussed the possibility of obtaining or receiving an order within the last two years prior to the end of the employment relationship.

12.3

The clause under 12.1 sub b is only applicable, if the Company has a real interest in maintaining the prohibition, for instance because the Director will be (further) exploring the field of technology in which the Company is/will be working.

12.4	This Article 12 will be applicable world-wide, considering that the Company is a highly specialised high-tech company, with global opportunities and global competitors.

13.	Gifts

13.1

The Director shall not accept or stipulate, either directly or indirectly, any type of commission, compensation or remuneration or any gifts from any customers, suppliers or third parties in connection with the performance of his duties without the Company’s prior consent.

13.2	The provisions set out above shall not apply to customary promotional gifts up to the value of Euro 50.

14.	Assignment of invention

14.1

The Director represents that he is aware that his position and the tasks he is to perform require him to use his expertise to create inventions in the broadest sense of the word and to invent improvements for (but not restricted to) manufacturing processes, products, production processes, machines and equipment related to the materials, goods, products and production processes produced or used by the Company or a subsidiary or parent company or affiliate of one of the foregoing (hereinafter “Inventions”) and that the Director’s salary is based on his ability to create such inventions. Any Invention made at any time, both during and outside working hours, and for any purpose whatsoever shall be regarded as having been made by the Director for and on the Company’s behalf.

14.2

Insofar as necessary and insofar as the rights in an Invention are not assigned to the Company by operation of law, the Director hereby assigns to the Company in advance all the rights, including all non-patentable rights, in Inventions which he - acting either alone or jointly with others - may make at any given time (during or outside of working hours), or shall assign all such rights to the Company as soon as the right is created at the Company’s first request.

14.3	With respect to Inventions, the Director shall:

a)	regard all related information as confidential within the meaning of the confidentiality clause set out in this Employment Contract and shall act accordingly;

b)	keep complete and accurate records regarding the Inventions, such records being the property of the Company;

c)	sign all related patent applications and give the Company or its authorised representatives or advisers all such reasonable assistance as they may require in drafting such applications;

d)

co-operate when asked to assist in any formalities, including but not restricted to signing all deeds of assignment or other documents which the Company must complete to obtain a patent on an Invention in its own name, whereby the Director shall have the right to be named as the inventor in the relevant patent application;

e)	act as a witness in Invention-related procedures and proceedings;

f)	refrain from applying for patents on Inventions, even if the Company wishes to keep such Inventions secret or decides not to apply for a patent, regardless of its reasons.

14.4

If and insofar as the above-mentioned tasks are performed after the Director has left the Company’s service, the Company shall pay the Director a reasonable hourly fee for the time the latter spends performing these tasks at its request.

14.5

The provisions set out in this article shall not apply to the Inventions listed in the document attached to this Employment Contract and signed by the Director and the Company, these being Inventions created by the Director prior to his term of employment with the Company.

15.	Copyright/Publications

15.1

Without prejudice to the provisions of the Copyright Act, the Company shall be assigned all the rights in work produced by the Director during his term of employment, including any sketches, drawings, reports, notes, documents, articles, books, audio and video tapes and computer software, if and insofar as such works are related to a field in which the Company is active or has been active at any given time.

15.2

Insofar as necessary, and insofar as the rights are not assigned to the Company by operation of law, the Director hereby assigns to the Company in advance all the rights described above, or spall assign any such right to the Company as soon as the right is created at the Company’s first request. The Director undertakes to assist the Company, and hereby gives the Company an irrevocable power of attorney to complete all the formalities necessary to register the rights in the Company’s name, including the signature of one or more deeds.

15.3

Insofar as statutorily permissible, the Director hereby waives any moral rights which he may have within the meaning of Article 25 of the Copyright Act, including any right to claim authorship or to object to or prevent the Company from modifying any work which he produces during his term of employment, as referred to in Article 15.1.

16.	Penalty clause

16.1

Should the Director fail to comply with the instructions or prohibitions set out in the provisions of this Employment Contract, he shall, without notice of default being required, forfeit a penalty to the Company amounting to three times his gross monthly salary (therefore 33.750 Euro) for each violation, as well as a penalty equal to one-fifth of his gross monthly salary (therefore 2.250 Euro) for each day that he ignores a warning to perform the relevant obligations. However, in case of a breach of Article 12 the penalty will be Euro 100.000 (hundred thousand Euro) for each violation and Euro 5.000 (five thousand Euro) for each day that the Director ignores a warning to perform the relevant obligations. The foregoing shall be without prejudice to the Company’s right to claim full compensation for the damages in lieu of the penalty and to claim fulfilment of the obligations, besides the penalty.

16.2

In deviation from the provisions set out in Article 7:650(3) of the Dutch Civil Code, the Company shall be entitled to use a penalty forfeited by the Director under the previous paragraph for its own benefit. As far as necessary the parties deviate also (further) from article 7:650 (3, 4 and 5) of the Dutch Civil Code.

17.	Company code

17.1

The Parties represent that the company code / rules and regulations shall apply to this Employment Contract. For the sake of completeness, the document “Employee handbook Xsens Technologies B.V.”, in which the company code/ rules and regulations are stated, is attached to this employment contract. The Director declares that he is familiar with and agrees to the provisions as stated in these regulations. The Company is entitled to unilaterally change the terms and conditions of these regulations.

18.	Governing law

18.1	This Employment Contract shall be governed by the laws of the Netherlands.

19.	Amendments to Contract

19.1	Any amendments made to this Employment Contract shall be binding on the Patties only if agreed in writing.

20.	Amendments to conditions of employment

20.1

The Company shall be entitled to amend the agreed conditions of employment if he has a considerable interest in such an amendment. However, the Company will only have this right within the strict conditions of article 7: 613 of the Dutch Civil Code.

Agreed and signed in duplicate

in Enschede, on January 19, 2018

/s/ Ben Lee
(Employer)
Non-Executive Director, Xsens Holding BV
CEO, mCube Hong Kong Limited

/s/ Boele de Bie
(Employee)

Appendices:
A.	Side letter
B.	Employee handbook Xsens Technologies B.V.